UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 15, 2019

Date of Report (Date of earliest event reported)

AEDAN FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55807	82-1613709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Market Street, Suite 200

San Francisco, California

(Address of principal executive offices)

866-601-7727

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: NONE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Eric Fitzgerald, the Chairman, Founder and sole Director of Aedan Financial Corp. (“the Company”) has appointed the following individuals to serve as officers and directors of the Company:

Alexander Vertelka, 34, was appointed as the Company’s new Chief Financial Officer (“CFO”) on May 15, 2019. Mr. Vertelka replaces Sammy Yu who resigned on the same date. Mr. Yu’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Vertelka has served in the healthcare field for the past 5 years as a Financial Analyst for Sentara Healthcare and Sr. Accounting Analyst for Divurgent Company, as well as Commissions Analyst for Volt Workforce Solutions. Mr. Vertelka graduated from California State University, Fullerton in 2011 with a BA in Economics with a minor in Finance. He has also served as an IT/Procurement Tech Data Analyst. Mr. Vertelka is currently serving without compensation. Upon his appointment as CFO, Mr. Vertelka received a grant of 10,000 immediately vested common shares.

Andreas Zill, 45, was appointed as the Company’s Vice-Chairman of the Board of Directors on April 15, 2019. Mr. Zill has served as an Aerospace Executive for the past 5 years as Vice President & General Manager for Ascent Aerospace, and Plant Manager for Ducommun Inc. Zill received his BS in Aerospace Engineering from Embry-Riddle Aeronautical in 2000 and an MS in Mechanical and Aerospace Engineering from the University of California, Irvine in 2004. Mr. Zill is the author of several publications in the field of Supersonic Aerodynamics. He has managed a variety of Aerospace companies in the last fifteen years. Mr. Zill is also involved in renewable energy and technology ventures. Mr. Zill is currently serving without compensation. Upon his appointment as a Director, Mr. Zill received a grant of 200,000 immediately vested common shares.

Georgia Weidman, 31, was appointed as a Board Member on April 25, 2019. For the past 5 years, Ms. Weidman has served as Founder and CTO of Shevirah, Inc., as well as Founder and CEO of Bulb Security LLC. She is a serial entrepreneur, penetration tester, security researcher, speaker, trainer, mentor, and author. Her work in smartphone exploitation received a DARPA Cyber Fast Track grant and has been featured internationally in print and on television. Georgia is the author of Penetration Testing: A Hands-On Introduction to Hacking. She’s presented or conducted training around the world including Blackhat / DEF CON, NSA, and West Point. Georgia founded Shevirah to create products for assessing and managing the risk of mobile devices in the enterprise and testing the effectiveness of enterprise mobility management solutions. She is also the founder of Bulb Security, a security consulting firm. She is a graduate of and a mentor at the Mach37 cybersecurity accelerator and an angel investor. Georgia is on the board of advisors of Cybrary and Digital Citizens Alliance. She received the 2015 Women’s Society of of Cyberjutsu Pentest Ninja award. She is a member of the CyberWatch Center’s National Visiting Committee, and a Cybersecurity Policy Fellow at New America. Ms. Weidman currently is serving without compensation. Upon her appointment as a Director, Ms. Weidman received a grant of 200,000 immediately vested common shares.

There is no arrangement or understanding with any other person, pursuant to which these individuals were appointed as a director and officer of the Company. Neither Mr. Vertelka, Mr. Zill, nor Ms. Weidman have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have a written employment agreement or other formal compensation agreement with Mr. Funtov. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aedan Financial Corp.

Dated: August 1, 2019	/s/ Ivan Funtov
Ivan Funtov, Chief Executive Officer

2